EXHIBIT 99.1

1ST CENTURY BANCSHARES, INC.

PRESS RELEASE
For Immediate Release:	December 21, 2007

Contact Information:
Alan I. Rothenberg	Jason P. DiNapoli
Chairman/Chief Executive Officer	President/Chief Operating Officer
Phone: (310) 270-9501	Phone: (310) 270-9505
Fax: (310) 270-9520	Fax: (310) 270-9520

1ST CENTURY BANK FORMS BANK HOLDING COMPANY

-- Common Stock Begins Trading on OTC Bulletin Board under New Symbol FCTY --

LOS ANGELES – December 21, 2007 – 1st Century Bank, N.A. today announced the formation of a bank holding company, 1st Century Bancshares, Inc., a Delaware corporation, under which the bank has become a wholly owned subsidiary.

Each outstanding share of the bank’s common stock has been automatically exchanged for one share of common stock of 1st Century Bancshares, Inc.  Shareholders are not required to exchange their current stock certificates.

Effective today, shares of 1st Century Bancshares, Inc. will trade on the Over-the-Counter Bulletin Board under the new symbol FCTY.

“The formation of a bank holding company provides greater flexibility for improved capital planning and operational expansion,” said Alan I. Rothenberg, chairman and chief executive officer.  “This milestone represents an important step as we continue to make progress preparing for our next phase of growth.”

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is the bank holding company of 1st Century Bank, a full service commercial bank headquartered in the Century City area of Los Angeles.  The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs.  Additional information is available at www.1stcenturybank.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including but not limited to, the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers, our ability to attract deposit and loan customers, the quality of the Bank’s earning assets, government regulations, and management’s ability to manage our growth.  Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, certain Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

#   #   #